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                                  Exhibit 99.1
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For Immediate Release
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BSD Medical Submits 510(k) Premarket Notification for
MicroThermX(R)-100 Microwave Ablation System

SALT LAKE CITY, April 15, 2008--BSD Medical Corporation (AMEX:BSM) today announced that the company has provided its 510(k) Premarket Notification submission to the Food and Drug Administration (FDA) for the MicroThermX-100 Microwave Ablation System. The MicroThermX-100 Microwave Ablation System represents a major step into another market for BSD's products. Clearance from the FDA of the 510(k) Premarket Notification submission is required before a Class II product can be sold commercially in the United States.

A 510(k) Premarket Notification includes documentation regarding compliance to applicable standards (UL, IEC, EMC, EMI, etc.), demonstration of substantial equivalence to predicate devices, documentation of required testing--including biocompatibility, shelf life, sterilization, software, hardware, and other required performance testing and documentation. The company's 510(k) submission involves 1,251 pages.

BSD Medical's product line includes systems that have been designed strategically to offer a complete range of thermal treatment products using microwave and RF (radiofrequency) technology. BSD is the leading developer of hyperthermia systems. Hyperthermia is used to treat certain types of cancer using heat to increase the effectiveness of companion radiation therapy. The MicroThermX-100 Microwave Ablation System represents an expansion of BSD's products into new applications, as the MicroThermX-100 is designed as a stand-alone therapy that is used to ablate diseased tissue using heat alone.

BSD Medical is the leading developer of precision-guided RF and microwave systems used to treat cancer at mild temperatures using hyperthermia to kill cancer cells and boost the effectiveness of companion treatments with radiation. The MicroThermX-100 is designed to ablate tissue at high temperatures in a single procedure. These two approaches are highly complementary. BSD Medical is the first company to announce the development of cancer treatment systems designed to address a full range of therapies using mild to high temperatures.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.










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